FINCO, INC.



                               NOTE AGREEMENT
                    ------------------------------------

                    ------------------------------------

                       DATED AS OF SEPTEMBER 30, 1996



                               $79,560,908.91
              7.30% SENIOR SECURED NOTES DUE FEBRUARY 28, 2002





                             TABLE OF CONTENTS
                          (Not Part of Agreement)

                                                                       PAGE
1. AUTHORIZATION OF ISSUE OF NOTES..................................     1

2. PURCHASE AND SALE OF NOTES.......................................     1

3. CONDITIONS OF CLOSING............................................     2
      3A. Opinion of Purchasers' Special Counsel....................     2
      3B. Opinion of Counsel to the Company.........................     2
      3C. Opinions of Counsel to the Guarantor......................     2
      3D. Representations -and Warranties; No Default...............     2
      3E. Purchase Permitted by Applicable Laws.....................     2
      3F. Guaranty..................................................     3
      3G. Put Agreement.............................................     3
      3H. Amendment to Master Lease.................................     3
      3I. Purchase of Rent Obligations..............................     3
      3J. Security Agreement........................................     3
      3K. Acknowledgment, Subordination and Consent Agreement.......     3
      3L. Financing Statements and Other Filings....................     3
      3M. RLC Secretary's Certificate...............................     4
      3N. Rite Aid Florida Secretary's Certificate..................     4
      3O. Payment of RLC Notes.....................................      4
      3P. Private Placement Number..................................     4
      3Q. Transaction Fee..........................................      4
      3R. Closing Expenses..........................................     4
      3S. Proceedings...............................................     4

4. PAYMENTS........................................................      5
      4A. Schedule of Payments......................................     5
      4B. Put Option Following a Rating Decline.....................     5
      4C. Required Prepayment upon Certain Payments under the Master
          Lease.....................................................     6
      4D. Optional Prepayment With Yield-Maintenance Amount.........     7
      4E. Notice of Optional Prepayment ............................     7
      4F  Application of Prepayments; Partial Payments Pro Rata ....     7
      4G. Retirement of Notes ......................................     8

5. COVENANTS AND AGREEMENTS.........................................     8
      5A. Maintenance of Existence.................................      8
      5B. Payment of Notes and Maintenance of Office................     8
      5C. Maintenance of Books and Records, Inspection.............      8
      5D. Payment of Taxes..........................................     8
      5E. Compliance with Applicable Law...........................      9
      5F  Disposition of Assets ....................................     9
      5G. Change in Name............................................     9
      5H. Nature of Business .......................................     9
      5I. Liabilities..............................................      9
      5J. Liens....................................................      9
      5K. Loans: Investments ......................................      9
      5L. Additional Agreements; Amendments to Existing Agreements
          and Certificate of Incorporation ........................      9
      5M. Payment of Monies .......................................      9
      5N. Collateral Trust Indenture...............................      9
      5O. Further Assurances.......................................      10

6. EVENTS OF DEFAULT...............................................      10

7. REPRESENTATIONS, COVENANTS AND WARRANTIES.......................      13
      7A. Organization and Existence...............................      13
      7B. Due Authorization; No Conflict...........................      13
      7C. Enforceability...........................................      13
      7D. Actions Pending..........................................      13
      7E. Governmental Consent.....................................      13
      7F. Tax Returns..............................................      13
      7G. Compliance with Law......................................      13
      7H. Liens ...................................................      13
      7I. No Events of Default.....................................      14
      7J. Disclosure...............................................      14
      7K. Security Documents.......................................      14
      7L. ERISA....................................................      14
      7M. Governmental Consent.....................................      14
      7N. Certain Laws.............................................      14
      7O. Margin Regulations ......................................      15
      7P. Offering of Notes .......................................      15
      70Q Other Business ..........................................      15

8. REPRESENTATIONS OF THE PURCHASER................................      15
      8A. Purchase for Investment..................................      15
      8B. ERISA....................................................      15

9. DEFINITIONS.....................................................      17
      9A. Yield-Maintenance Terms..................................      17
      9B. Other Terms..............................................      18

10.MISCELLANEOUS...................................................      24
      10A.  Note Payments .........................................      24
      10B.  Expenses...............................................      24
      10C.  Consent to Amendments..................................      25
      10D.  Form, Registration, Transfer and Exchange of Notes,
            Lost Notes.............................................      25
      10E.  Persons Deemed Owners; Participations..................      26
      10F.  Survival of Representations and Warranties; Entire
            Agreement..............................................      26
      10G.  Successors and Assigns................................       26
      10H.  Disclosure to Other Persons ...........................      26
      10I.  Notices................................................      28
      10J.  Descriptive Headings, etc..............................      28
      10K.  Satisfaction Requirement...............................      28
      10L.  Severalty of Obligations...............................      28
      10M.  Binding Agreement......................................      29
      10N.  Governing Law..........................................      29
      10O.  Counterparts...........................................      29

Annex 1  -  Purchasers' Schedule
Annex 2  -  Payment Instructions at Closing
Annex 3  -  Prepayment Schedule
Exhibit A-  Form of Note
Exhibit B-  Form of Special Counsel's Opinion
Exhibit B-  Form of Company Counsel's Opinion
Exhibit B-  Form of Guarantor Assistant Chief Counsel's Opinion
Exhibit C-  Form of Company Officers' Certificate
Exhibit D-  Form of Company Secretary's Certificate
Exhibit E-  Form of Guaranty
Exhibit F-  Form of Guarantor Officers' Certificate
Exhibit G-  Form of Guarantor Secretary's Certificate
Exhibit H-  Form of Put Agreement
Exhibit I-  Form of First Amendment to Master Lease
Exhibit J-  Form of Rent Purchase Agreement (No. 2)
Exhibit K-  Form of Security Agreement
Exhibit L-  Form of Acknowledgement, Subordination and Consent
            Agreement
Exhibit M-  Form of RLC Secretary's Certificate
Exhibit N-  Form of Rite Aid Florida Secretary's Certificate


                                FINCO, INC.
                      -------------------------



                               NOTE AGREEMENT


      $79,560,908.91 7.30% SENIOR SECURED NOTES DUE FEBRUARY 28, 2002

                                              Dated as of September 30, 1996

To Each of the Purchasers Named in the
Purchasers' Schedule Attached Hereto

Ladies and Gentlemen:


      The undersigned, FINCO, INC., a Delaware corporation (together with its successors and assigns, the "COMPANY"), hereby agrees with the purchasers named in the Purchasers' Schedule attached hereto as Annex I (herein called the "PURCHASERS") as follows:

      1. AUTHORIZATION OF ISSUE OF NOTES. The Company will authorize the issue and sale of its senior promissory notes (the "NOTES") in the aggregate principal amount of Seventy-Nine Million, Five Hundred Sixty Thousand Nine Hundred Eight and 91/100 Dollars ($79,560,908.91) to be dated the date of issue thereof, to mature on February 28, 2002, to bear interest on the unpaid balance thereof from February 28, 1997 (or such later date as any Note shall be dated upon an exchange of Notes) until the principal thereof shall have become due and payable at the rate of seven and three-tenths percent (7.30%) per annum, payable monthly on the last day of each month commencing on March 31, 1997 and at maturity, and on overdue principal, Yield-Maintenance Amount and accrued interest at the rate specified therein, and to be substantially in the form of Exhibit A attached hereto with such changes therefrom, if any, as may be approved by the Purchasers and the Company. Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months. The term "Notes" as used herein shall include! each Note delivered pursuant to any provision hereof and each Note delivered in substitution or exchange for any such Note pursuant to any such provision.

      2. PURCHASE AND SALE OF NOTES. The Company hereby agrees to sell to each Purchaser and, subject to the terms and conditions set forth herein, each Purchaser agrees to purchase from the Company the aggregate principal amount of Notes set forth below such Purchaser's name in the Purchasers' Schedule attached hereto as Annex 1, for the amount set forth opposite such Purchasers name as the purchase price thereof. The Company will deliver to each such Purchaser, at the offices of Hebb & Gitlin, a Professional Corporation, One State Street Hartford, Connecticut, 06103, one or more Notes registered in the name specified on the Purchasers' Schedule with respect to such Purchaser, evidencing the aggregate principal amount of Notes to be purchased by such Purchaser and in the denomination or denominations specified with respect to such Purchaser in the Purchasers' Schedule attached hereto, against payment of the purchase price thereof by transfer of immediately available funds as directed by the Company on Annex 2 hereto, on the date of closing, which shall be September 30, 1996 (the "CLOSING DATE").

      3. CONDITIONS OF CLOSING. Each Purchasers obligation to purchase and pay for the Notes to be purchased hereunder is subject to the satisfaction, on or before the Closing Date, of the following conditions:

      3A. OPINION OF PURCHASERS' SPECIAL COUNSEL. The Purchasers shall have received from Hebb & Gitlin, a Professional Corporation, which is acting as special counsel for the Purchasers in connection with this transaction, a favorable opinion, dated the Closing Date and substantially in the form of Exhibit B1 hereto.

      3B. OPINION OF COUNSEL TO THE COMPANY. The Purchasers shall have received from Haight, Tramonte, Siciliano, Flask & Yeonas, P.C., counsel for the Company, a favorable opinion dated the Closing Date and substantially in the form of Exhibit B2 hereto.

      3C.   OPINIONS OF COUNSEL TO THE GUARANTOR.  The Purchasers
shall have received from

            (i) Morgan, Lewis & Bockius LLP, special counsel for the Guarantor, Rite Aid Florida and the Operating Subsidiaries, a favorable opinion dated the Closing Date and in form and substance satisfactory to the Purchasers and

            (ii) Elliot S. Gerson, Assistant Chief Counsel for the Guarantor, Rite Aid Florida and the Operating Subsidiaries, a favorable opinion dated the Closing Date and substantially in the form of Exhibit B3 hereto.

      3D. REPRESENTATIONS AND WARRANTIES; NO DEFAULT. The representations and warranties contained in paragraph 7 hereof shall be true on and as of the Closing Date, except to the extent of changes caused by the transactions provided for herein; on the Closing Date no Event of Default or Default shall have occurred and be continuing; and the Purchasers shall have received a certificate dated the Closing Date and signed by the Chairman and Chief Executive Officer, the President, the Executive Vice President or any Senior Vice President and the Treasurer or an Assistant Treasurer of the Company, substantially in the form of Exhibit C hereto, certifying to both such effects and that the preceding conditions specified in this paragraph OD have been fulfilled, and a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Company, substantially in the form of Exhibit D hereto, with respect to the matters therein set forth.

      3E. PURCHASE PERMITTED BY APPLICABLE LAWS. The offer, purchase, and sale of, and payment for, the Notes to be purchased by the Purchasers on the Closing Date on the terms and conditions provided herein (including the use of the proceeds of such Notes by the Company) shall riot violate any applicable law or governmental regulation (including, without limitation, section 5 of the Securities Act or Regulation G, T or X of the Board of Governors of the Federal Reserve System) and shall not subject any Purchaser to any tax, penalty, liability or other onerous condition under or pursuant to any applicable law or governmental regulation, and each Purchaser shall have received such certificates or other evidence as such Purchaser may request to establish compliance with this condition.

      3F. GUARANTY. Each Purchaser shall have received a guaranty from the Guarantor, in the form of Exhibit E hereto (the "RITE AID GUARANTY"), executed and delivered by the Guarantor, together with (a) a certificate dated the Closing Date and signed by the Chairman and Chief Executive Officer, the President, the Executive Vice President or any Senior Vice President and the Treasurer or an Assistant Treasurer of the Guarantor, substantially in the form of Exhibit F hereto and (b) a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of the Guarantor, substantially in the form of Exhibit G hereto.

      3G. PUT AGREEMENT. The Guarantor and the Purchasers shall have executed and delivered an agreement, in the form of Exhibit H hereto (the "PUT AGREEMENT"), pursuant to which the Purchasers shall have the right to sell the Notes to the Guarantor upon the occurrence of an Event of Default.

      3H. AMENDMENT TO MASTER LEASE. RLC and Rite Aid Florida shall have executed and delivered an amendment, substantially in the form of Exhibit I hereto (the "FIRST AMENDMENT"), to that certain Master Lease, dated February 29, 1996 (as amended by the First Amendment, the "MASTER LEASE").

      3I. PURCHASE OF RENT OBLIGATIONS. The Company and RLC shall have executed and delivered that certain Rent Purchase Agreement (No. 2), substantially in the form of Exhibit J hereto ("RENT PURCHASE AGREEMENT (NO.2)"), with RLC, pursuant to which the Company shall have purchased from RLC certain rent obligations owing under the Master Lease, and certain related rights, for a total purchase price of Seventy-Seven Million One Hundred Eighty-Four Thousand Four Hundred Seventy-Six and 50/100 Dollars ($77,184,476.50).

      3J. SECURITY AGREEMENT. The Company shall have executed and delivered a security agreement in favor of the Purchasers, substantially in the form of Exhibit K hereto (the "SECURITY AGREEMENT"), pursuant to which the Company shall have granted to the Purchasers a security interest in the Company's rights under Rent Purchase Agreement (No. 2) and the Acknowledgment, Subordination and Consent Agreement.

      31K. ACKNOWLEDGMENT, SUBORDINATION AND CONSENT AGREEMENT. The Guarantor, Rite Aid Florida and the Operating Subsidiaries shall have executed and delivered an agreement, in the form of Exhibit L hereto (the "ACKNOWLEDGEMENT, SUBORDINATION AND CONSENT AGREEMENT"), pursuant to which each such Person shall have consented, inter alia, to the transactions effected by Rent Purchase Agreement (No. 2) and the Security Agreement.

      3L. FINANCING STATEMENTS AND OTHER FILINGS. UCC-1 financing statements shall have been filed with

            (i) the State Corporation Commission of the Commonwealth of Virginia and the office of the court clerk of Fairfax County, naming RLC as debtor, the Company as secured party and the Security Agent as assignee of the secured party, and

            (ii) the Secretary of State of Connecticut, naming the Company as debtor and the Security Agent as secured party.

All recording, subscription and other similar fees, and all taxes and other expenses related to such filings, registrations and recordings shall have been paid, or caused to be paid, in full by the Company and the Purchasers shall have received evidence satisfactory to the Purchasers of the proper recording of such financing statements and the first priority perfected status of such security interests and Liens.

      3M. RLC SECRETARY'S CERTIFICATE. Each Purchaser shall have received a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of RLC, substantially in the form of Exhibit M hereto, with respect to the matters therein set forth.

      3N. RITE AID FLORIDA SECRETARY'S CERTIFICATE. Each Purchaser shall have received a certificate dated the Closing Date and signed by the Secretary or an Assistant Secretary of Rite Aid Florida, substantially in the form of Exhibit N hereto, with respect to the matters therein set forth.

      3O. PAYMENT OF RLC NOTES. Each Purchaser shall have received evidence of the application of the proceeds of the Notes to the prepayment of the RLC Notes, dated February 20, 1996, in the principal amount of Seventy-Six Million Five Hundred Thousand Dollars ($76,500,000) payable to the order of Rite Investments, Inc.

      3P. PRIVATE PLACEMENT NUMBER. The Company shall have obtained a private placement number for the Notes from the CUSIP Service Bureau of S&P.

      3Q.   TRANSACTION FEE. The Purchasers shall have received a
transaction fee as follows:

            (i) prior to the Closing Date, a fee in the amount of One Hundred Thousand Dollars ($100,000), and

            (ii) on or prior to the Closing Date, a fee in the amount of Two Hundred Thousand Dollars ($200,000), which amount shall be deducted on a pro rata basis from the amount of funds advanced to the Company by each such Purchaser for such Purchaser's purchase of Notes.

      3R. CLOSING EXPENSES. The Company shall have paid at the closing the statement for fees and disbursements of the special counsel to the Purchasers presented on the Closing Date.

      3S. PROCEEDINGS. All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incident hereto shall be satisfactory in substance and form to each Purchaser, and each Purchaser shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request.

      4. PAYMENTS. The Notes shall be subject to required prepayment as set forth in paragraphs 4A, 4B and 4C hereof and shall be subject to prepayment, at the option of the Company, as set forth in paragraph 4D hereof.

      4A. SCHEDULE OF PAYMENTS. Until the Notes shall be paid in full, the Company shall apply to the payment of the Notes, without Yield-Maintenance Amount, the respective amounts specified in Annex 3 hereto on the respective dates specified in such Annex, together with accrued interest thereon in the amounts specified in such Annex.

      4B.   PUT OPTION FOLLOWING A RATING DECLINE.

            (I) RATING DECLINE. In the event that any Senior Obligations of the Guarantor shall not be rated Investment Grade by at least two (2) Rating Agencies, each Noteholder will have the right to elect, at any time prior to the Restoration Date, to require the ~Company to redeem such Note in whole (but not in part) on the Redemption Date at a price equal to the Redemption Price.

            (II) NOTICE. Within five (5) days after the first. date on which any Senior Obligations of the Guarantor are not rated Investment Grade by at least two (2) Rating Agencies (such first date being referred to herein as the "TRIGGER Date"), the Company will cause a notice to be mailed to each Noteholder, which notice shall

                  (a) state that Senior Obligations of the Guarantor are
            not rated Investment Grade by at least two (2) Rating Agencies,

                  (b) describe the event or the action taken that resulted
            in such Senior Obligations not being rated Investment Grade, including the date of the occurrence thereof,

                  (c) set forth the Company's offer to redeem all of the
            Notes as provided in subparagraph (iii) of this paragraph 4B,

                  (d) set forth in reasonable detail the Company's
            calculation of the Redemption Price payable upon any such redemption, determined as if the Redemption Date were the date of such notice, and

                  (e) state the party to whom the Noteholder electing
            redemption shall surrender such Note on or before the Redemption Date.

            (III) ELECTION OF REDEMPTION. At any time afterthe Trigger Date and prior to the Restoration Date, any Noteholder may, by written notice to the Company (the "REDEMPTION NOTICE"), elect to have the Company redeem the Note or Notes specified in the Redemption Notice. Upon its receipt of a Redemption Notice, the Company will promptly, and in any event within three (3) Business Days of its receipt thereof, send a copy of such Redemption Notice to each Noteholder (other than the Noteholder which shall have originally delivered such Redemption Notice). Election of redemption by a Noteholder pursuant to this paragraph 4B shall be irrevocable and the occurrence of the Restoration Date prior to the Redemption Date shall not affect the Companys obligation to redeem the Note or Notes spedfied in any Noteholders Redemption Notice. On the Redemption Date, the Company shall pay such Noteholder the Redemption Price in respect of the Notes held by such Noteholder and shall deliver to such Noteholder a notice setting forth in reasonable detail the Company's calculation of the Redemption Price.

            (IV) CERTAIN DEFINED TERMS. For purposes of this Agreement the following terms shall have the following meanings: "INVESTMENT GRADE" means a rating of Baa3 or higher, in the case of a rating by Moody's, and a rating of BBB- or higher, in the case of a rating by S&P, or the equivalent of such rating by Moody's or S&P or, to the extent applicable, by another Rating Agency.

      "MOODY'S" means Moody's Investors Service, Inc. or any successor thereto.

      "RATING AGENCY" means each of Moody's and S&P and, if either Moody's or S&P (but not both) ceases to rate Senior Obligations of corporations generally or Senior Obligations of the Guarantor in particular, then another comparable rating agency of recognized national standing in the United States selected reasonably by the Required Holders. If both Moody's and S&P cease to rate Senior Obligations of corporations generally or Senior Obligations of the Guarantor in particular, then, for purposes of this paragraph 4B, Senior Obligations of the Guarantor shall be deemed not to have been rated Investment Grade by any Rating Agency.

      "REDEMPTION DATE" means, in respect of the Notes held by any Noteholder that has delivered a Redemption Notice, the fifteenth (15th) day (or, if such day is not a Business Day, the first Business Day thereafter) after delivery of such Redemption Notice to the Company.

      "REDEMPTION PRICE" means, with respect to any Note as of the Redemption Date therefor, an amount equal to one hundred percent (100%) of the principal amount of such Notes plus interest thereon accrued to the Redemption Date and the Yield-Maintenance Amount, if any, with respect thereto.

      "RESTORATION DATE" means the date on which Senior Obligations of the Guarantor are rated Investment Grade by at least two (2) Rating Agencies.

      "SENIOR OBLIGATIONS" means unsubordinated, senior, unsecured indebtedness.

      "S&P" means Standard & Poor's, a division of McGraw-Hill, Inc-, or any successor -thereto.

      4C.   REQUIRED PREPAYMENT UPON CERTAIN PAYMENTS UNDER THE
MASTER LEASE.  At any time when

            (i) Stipulated Loss Value is paid by Rite Aid Florida under the Master Lease, or

            (ii) Rite Aid Florida shall prepay all or any portion of Basic Rent pursuant to Section 4.2 of the Master Lease.

the Company shall prepay the Notes in a principal amount determined pursuant to the next succeeding sentence, together with interest on such principal amount accrued to the prepayment date arid the Yield-Maintenance Amount if any, in respect of the principal amount of the Notes being so prepaid. In determining the amount of principal of the Notes to be prepaid upon such payment or prepayment, it shall be assumed that the amount of the reduction in each payment of Basic Rent arising therefrom is allocable to principal and interest in the same proportions that the entire amount of such payment was so allocated immediately prior to such reduction; the aggregate amount of the reductions in Basic Rent so allocated to principal shall be the aggregate principal amount of the Notes to be prepaid pursuant to this paragraph 4C. Prepayments of the Notes pursuant to this paragraph 4C shall be made at the time such Stipulated Loss Value or prepayment shall be paid by Rite Aid Florida and, simultaneously with any such prepayment, the Company shall deliver to each Noteholder a notice setting forth in reasonable detail the Company's calculation of the Yield-Maintenance Amount, payable in connection with such prepayment.

      4D. OPTIONAL PREPAYMENT WITH YIELD-MAINTENANCE AMOUNT. The Notes shall be subject to prepayment, in whole at any time or from time to time in part (in multiples of One Million Dollars ($1,000,000), or, if the aggregate outstanding principal amount of the Notes is less than One Million Dollars ($1,000,000) at such time, in such principal amount), at the option of the Company, at one hundred percent (100%) of the principal amount so prepaid plus interest thereon accrued to the prepayment date and the Yield-MaIntenance Amount, if any, with respect to each Note.

      4E. NOTICE OF OPTIONAL PREPAYMENT. The Company will give each Noteholder irrevocable written notice of any prepayment to be made pursuant to paragraph 4D hereof not less than ten (10) Business Days prior to the prepayment date, specifying such prepayment date and the principal amount of the Notes held by such Noteholder to be prepaid on such date, and stating that such prepayment is to be made pursuant to paragraph 4D. The notice of prepayment shall also set forth in reasonable detail the Company's calculation of the Yield-Maintenance Amount payable to each Noteholder in connection with such prepayment determined as if the date of such notice were the date of prepayment. Notice of prepayment having been given as aforesaid, the principal amount of the Notes specified in such notice, together with interest thereon accrued to the prepayment date and together with the Yield-Maintenance Amount, if any, shall become due and payable an such prepayment date. On such prepayment date, the Company will deliver to each Noteholder a notice setting forth in reasonable detail the Company's calculalion of the Yield-Maintenance Amount due on such date.

      4F.   APPLICATION OF PREPAYMENTS, PARTIAL PAYMENTS PRO RATA.

            (I) APPLICATION OF OTHER PREPAYMENTS. Any prepayment of Notes pursuant to paragraph 4D hereof shall be applied first, to the amount due on the maturity date of the Notes and second, to the mandatory payments applicable to the Notes, as set forth in paragraph 4A, in the inverse order of the maturity thereof. Any prepayment of Notes pursuant to paragraph 4B or paragraph 4C shall be applied ratably to the amount due on the maturity date of the Notes and the mandatory payments of the Notes as set forth in paragraph 4A.

            (II) PARTIAL PREPAYMENTS PRO RATA. Upon any partial payment or prepayment of Notes pursuant to paragraph 4A, paragraph 4C or paragraph 4D hereof, the principal amount so prepaid shall be allocated to all Notes at the time outstanding in proportion to the respective aggregate principal amounts of the Notes then outstanding.

      4G. RETIREMENT OF NOTES. The Company will not prepay, retire, purchase or otherwise acquire in whole or in part any Notes, or any interest therein (whether by pledge, participating interest or otherwise), prior to their stated final maturity except by, prepayment pursuant to this paragraph 4 or upon acceleration of such final maturity pursuant to paragraph 0 hereof.

      5. COVENANTS AND AGREEMENTS. The Company covenants and agrees that on and after the Closing Date and so long as any of the Notes shall be outstanding:

      5A. MAINTENANCE OF EXISTENCE. The Company shall at all times maintain its existence as a corporation organirzed under the laws of the state of Delaware, and shall not take or permit to be taken any action which would have the effect of terminating its existence.

      5B. PAYMENT OF NOTES AND MAINTENANCE OF OFFICE.

            (I) PAYMENT OF NOTES. The Company will punctually pay, or cause to be paid, the p(incipall of and accrued interest (and
      Yield-Maintenance Amount if any) on, the Notes, as and when the same shall become due according to the terms hereof and of the Notes.

            (II) MAINTENANCE OF CHIEF EXECUTIVE OFFICE. The Company will maintain its chief executive office at the address of the Company set forth in paragraph 101 hereof where notices, presentations and demands in respect hereof or the Notes may be made upon ft. The Company shall not have any other office and, without providing at least thirty (30) days prior written notice to each Noteholder, shall not dhange the location of its chief executive office.

      5C. MAINTENANCE OF BOOKS AND RECORDS; INSPECTION. The Company shall maintain true and correct books of records and accounts in which full and correct entries will be made of all its material business transactions in accordance with sound business practices-, and will permit representatives of any Noteholder, at such Noteholders expense or in any event without expense to the Company, to visit its chief executive office and examine and make abstracts from any of its books and records, and to discuss its affairs, finances and accounts wirth its officers, employees and independent public accountants, all at such reasonable times, upon reasonable notice, and as often as may reasonably be desired.

      5D. PAYMENT OF TAXES. The Company shall file or cause to be filed all Federal, state and local tax returns which are required to be filed by it, and shall pay or discharge or cause to be paid or discharged before any penalty shall accrue fmm the failure to so pay or discharge, all taxes, assessments and governmental charges, imposts, duties and levies charged, levied or imposed upon it or upon its income, profits or Property (including withholding and any penalties, interest and additions to taxes), provided that no such penalty need be paid if it is being contested ingood faith by appropriate proceedings promptly initiated and diligently conducted if appropriate reserves therefor have been established and if the failure to pay such penalty will not have a Material Adverse Effect.

      5E. COMPLIANCE WITH APPLICABLE LAW. The Company shall comply in all material respects with all requirements of applicable law.

      5F. DISPOSITION OF ASSETS. The Company shall not convey, sell, lease, sublease or otherwise dispose of, in one transaction or a series of transactions (or agree in writing to do any of the foregoing at any future time), any of its Property or any part thereof. The Company shall at all times own (i) the right to receive the Rental Payments and (ii) the Related Rights, free and clear of any Lien other than Liens created by the Financing Documents in favor of the Security Agent.

      5G. CHANGE IN NAME. The Company shall not change its name or adopt an assumed, business or trade name.

      5H. NATURE OF BUSINESS. The Company shall not engage in any business other than as set forth in its certificate of incorporation as in effect on the Closing Date.

      5I. LIABILITIES. The Company shall not directly or indirectly create, incur, assume, issue ar otherwise have any liabilities other than the Notes, amounts owing to the Noteholders under the Financing Documents and liabilities not in excess of Ten Thousand Dollars ($10,000) on account of incidentals or services supplied to the Company-

      5J. LIENS. The Company shall not directly or indirectly create, incur, assume or suffer to exist any Lien on or with respect to its Properties other than the Liens created by the Security Agreement.

      5K. LOANS; INVESTMENTS. The Company shall not make any loans, advances or extensions of credit to any Person, or make any investment in any Person or Property other than the acquisition of the Rental Payments and the Related Rights pursuant to Rent Purchase Agreement (No. 2).

      5L. ADDITIONAL AGREEMENTS; AMENDMENTS TO EXISTING AGREEMENTS AND CERTIFICATE OF INCORPORATION. After the Closing Date, the Company shall not enter into any agreement, any amendment or waiver of any agreement to which it is a party at the close of business on the Closing Date, or any amendment to its certificate of incorporation.

      5M. PAYMENT OF MONIES. The Company shall (i) instruct Rite Aid Florida to pay all Rental Payments directly to the Security Agent and (ii) pay over to the Security Agent, promptly upon receipt, all monies received by it in respect of the Rental Payments and the Related Rights for application to principal of, and interest and Yield-Maintenance Amount on, the Notes and other amounts owing hereunder.

      5N. COLLATERAL TRUST INDENTURE. The Company shall, upon the request of the Required Holders, enter into a collateral trust indenture containing customary terms and conditions pursuant to which a collateral trustee (which shall be a bank or trust company selected by the Required Holders) shall be the secured party with respect to the collateral encumbered by the Security Agreement and shall act for the benefit of the Noteholders. The Company shall pay all costs and expenses incurred by the Noteholders in connection with the preparation, negotiation and execution of any such collateral trust indenture including, without limitation, fees and disbursements of counsel for the Noteholders and the collateral trustee and the fees and disbumements of the collateral trustee.

      5O. FURTHER ASSURANCES. The Company shall at its sole cost and expense cause to be promptly and duly taken, executed, acknowledged and delivered all such further acts, documents, assurances and information (financial or otherwise) relating to this Agreement or the other Financing Documents as the Required Holders may reasonably request in order to carry out more effectively the intent and purposes of this Agreement and the other Financing Documents, and the transactions contemplated hereby and thereby. The Company shall cause the financing statements (and continuation statements with respect thereto) identified in paragraph 3L, and all other documents necessary in that connection, to be recorded or filed at such places and times, and in such manner, and shall take, or shall cause to be taken, all such other action as may from time to time be necessary or reasonably requested by the Required Holders in order to (i) establish, preserve, protect and perfect the Company's right, title and interest in and to the Rental Payments and the Related Rights, and (ii) establish, preserve, protect and perfect the Lien of the Required Holders in and to the Collateral.

      6. EVENTS OF DEFAULT. If any of the following events shall occur and be continuing for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come abott or be effected by operation of law or otherwise):

            (i) the Company defaults in the payment of any principal of or YieldMaintenance Amount on any Note when the same shall become due: or

            (ii) the Company defaults in the payment of any interest on any Note for more than five (5) Business Days after the date due; or

            (iii) any representation or warranty made by the Company herein or in any writing furnished in connection with or pursuant hereto, or by the Guarantor in any Financing Document or in any writing furnished in connection with or pursuant thereto, shall be false in any material respect on the date as of which made; or

            (iv) the Company fails to perform or observe any agreement contained in paragraph 5 hereof, or the Guarantor fails to perform or observe any agreement contained in Section 5 of the Rite Aid
      Guaranty: or

            (v) the Company, the Guarantor, Rite Aid Florida or any Operating Subsidiary fails to perform or observe any other agreement, term or condition contained herein or in any other Financing Document and such failure shall not be remedied within thirty (30) days after any officer of any such corporation obtains actual knowledge thereof (whether as the result of notice from any Noteholder or otherwise); or

            (vi) the Guarantor or any Significant Subsidiary defaults in any payment of principal of or interest on any other obligation for money borrowed (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for Property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or the Guarantor or any Significant Subsidiary fails to perform or observe any other agreement term or condition contained in any agreement under which any such obligation is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due prior to any originally stated maturity, or to be repurchased by the Guarantor or any Significant Subsidiary, provided that the aggregate amount of all obligations as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration or repurchase. shall occur and be continuing exceeds Twenty-Five Million Dollars ($25,000,000); or

            (vii) the Company, the Guarantor or any Significant Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or

            (viii)any decree or order for relief in respect of the Company, the Guarantor or any Significant Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (the "BANKRUPTCY LAW"), of any jurisdiction; or

            (ix) the Company, the Guarantor or any Significant Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or the taking of possession by, a trustee, receiver, custodian, liquidator or similar official of the Company, the Guarantor or any Significant Subsidiary, or of any substantial part of the Property of the Company, the Guarantor or any Significant Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings relating to the Company, the Guarantor or any Significant Subsidiary under the Bankruptcy Law of any other jurisdiction; or

            (x) any petition or application referred to in subparagraph
      (ix) of this paragraph 0 is filed, or any such proceedings are commenced, against the Company, the Guarantor or any Significant Subsidiary and the Company, the Guarantor or such Significant Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than thirty (30) days; or

            (xi) any order, judgment or decree is entered in any proceedings against the Company, the Guarantor or any Significant Subsidiary decreeing the dissolution of the Company or the Guarantor and such order, judgment or decree remains unstayed and in effect for more than sixty (60) days; or

            (xii) any order, judgment or decree is entered in any proceedings against the Guarantor or any Significant Subsidiary decreeing a split-up of the Guarantor or such Significant Subsidiary that requires the divestiture of assets representing a Substantial Part, or the divestiture of the stock of any such Significant Subsidiary whose assets represent a Substantial Part, of the consolidated assets of the Guarantor and its Subsidiaries (determined in accordance with generally accepted accounting principles) or that requires the divestiture of assets, or stock of a Subsidiary of the Guarantor, that shall have contributed a Substantial Part of the consolidated net income of the Guarantor and its Subsidiaries (determined in accordance with generally accepted accounting principles) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than sixty (60) days; or

           (xiii) the Rite Aid Guaranty shall cease to be in full force and effect or shall be declared by a court or Govemmental Authority of competent jurisdiction to be void, voidable or unenforceable against the Guarantor, or the Guarantor shall contest the validity or enforceability of the Rite Aid Guaranty, or the Guarantor shall otherwise deny that it has any further liability under the Rite Aid
      Guaranty: or

            (xiv) a final judgment in an amount in excess of Twenty-Five Million Dollars ($25,000,000) is rendered against the Guarantor or any of its Subsidiaries and, within sixty (60) days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within sixty (60) days after the expiration of any such stay, such judgment is not discharged; or

            (xv) any Lien or Liens shall exist at any time on any Property of the Guarantor or any of its Subsidiaries securing tax, pension-related or litigation obligations and the aggregate amount so secured at such time shall be in excess of Twenty-Five Million Dollars ($25,000,000);

then

            (a) if such event is an Event of Default specified in subparagraph (vii) through (xi), inclusive, of this paragraph 0 with respect to the Company, all of the Notes at the time outstanding shall automatically become immediately due and payable at par together with interest accrued thereon, without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Company, and

            (b)   if such event is any other Event of Default,

the Required Holders may at its or their option, by notice in writing to the Company, declare all of the Notes to be, and all of the Notes shall thereupon be and become, immediately due and payable together with interest accrued thereon and together with the Yield-Maintenance Amount, if any, with respect to each Note, without presentment, demand, protest or other notice of any kind. all of which are hereby waived by the Company.

      7. REPRESENTATIONS, COVENANTS AND WARRANTIES. The Company represents, covenants and warrants, as of the Closing Date, as follows:

      7A. ORGANIZATION AND EXISTENCE. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, and has all requisite corporate power and authority to enter into and perform its obligations under this Agreement, to own its Property, and to conduct its business in the manner and in the places in which it is presently proposed to be conducted and in which failure to have such authority would have a Material Adverse Effect.

      7B. DUE AUTHORIZATION; NO CONFLICT. Each of this Agreement and the other Financing Documents to which the Company is a party has been duly authorized by all necessary action on the part of the Company, has been duly executed and delivered by the Company, and the execution, delivery and performance by the Company thereof do not (i) violate the certificate of incorporation or bylaws of the Company, or (ii) result in, or require. the creation or imposition of any Lien (other than Liens created by the Security Agreement) upon or with respect to any of the Property now owned by it. The Company is not a party to any agreement or instrument other than its constitutive documents and the Financing Documents to which it is a party.

      7C. ENFORCEABILITY. Each of this Agreement and the other Financing Documents to which the Company is a party coristitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

      7D. ACTIONS PENDING. There is no action, suit investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company, or any properties or rights of the Company, by or before any court, arbitrator or administrative or governmental body.

      7E. GOVERNMENTAL CONSENT. Neither the nature of the Company, nor any of its businesses or properties, nor any relationship between the Company and any other Person, nor any circumstance in connection with the offering. issuance. sale or delivery of the Notes 'is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body in connection with the execution and delivery hereof, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions hereof or of the Notes.

      7F. TAX RETURNS. The Company has not been required to file, on or prior to the date hereof, any Federal, state or local income, or franchise or other tax returns.

      7G. COMPLIANCE WITH LAW. The Company is in compliance in all material respects with all applicable laws (including, without limitation, all Environmental Protection Laws). The Company is not subject to any liability under any Environmental Protection Laws,

      7H. LIENS. The Collateral is not subject to any Lien, except for Liens contemplated by the Financing Documents.

      7I. NO EVENTS OF DEFAULT. The Company is not in default with respect to any of its obligations hereunder or under any other Financing Document. No condition exists that would, upon consummation of the transactions contemplated hereby and by the other Financing Documents, constitute a Default or an Event of Default.

      7J. DISCLOSURE. Neither this Agreement any other Financing Document, nor any other document, certificate or statement furnished to the Purchasers by or on behalf of the Company, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the Statements contained herein and in such documents, certificates and slatements not misleading. There is no fact peculiar to the Company that could reasonably be expected to have a Material Adverse Effect or in the future may (so far as the Company can now foresee) have a Material Adverse Effect and that has not been set forth herein, in any of the other Financing Documents, or in the other documents, certificates and statements funnished to the Purchasers in writing by or on behalf of the Company prior to the date hereof in connection with the transactions contemplated hereby or by the other Financing Documents.

      7K. SECURITY DOCUMENTS. To the extent that the Collateral is comprised of general intangibles, (i) the Security Agreement is effective to create a legal, valid and enforceable Lien upon the Collateral in favor of the Security Agent, (ii) upon proper recording or filing in the locations referred to in paragraph 3L, the Noteholders will have a first-priority perfected Lien in the Collateral, and (iii) no further action is required to establish a valid and enforceable, first-priority Lien in and to the Collateral in favor of the Security Agent.

      7L. ERISA. The Company does not maintain any Pension Plans and does not participate in any Multiemployer Plans. The execution and delivery hereof and of the other Financing Documents will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975 of the IRC, The representation by the Company in the next preceding sentence is made in reliance upon and subject to the accuracy of the representation of each Purchaser in paragraph 8B hereof as to the source of the funds to be used to pay the purchase price of the Notes to be purchased by each such Purchaser.

      7M. GOVERNMENTAL CONSENT. Neither the nature of the Company, nor any of its businesses or properties, nor any relationship between the Company and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes, is such as to require any authorization, consent approval, exemption or other action by or notice to or filing with any court or administrative or governmental body in connection with the execution and delivery hereof or fulfillment of or compliance with the terms and provisions hereof.

      7N.   CERTAIN LAWS.

            (I) INVESTMENT COMPANY ACT. The Company is not, and is not directly or indirectly controlled by, or acting on behalf of any Person which is, an "'investment company" within the meaning of the Investment Company Act of 1940, as amended.

            (II) ABSENCE OF FOREIGN OR ENEMY STATUS. The Company is not

                  (a) an "enemy" or an "ally of enemy" within the meaning
            of section 2 of the Trading with the Enemy Act, as amended, or any executive orders or regulations issued or promulgated pursuant thereto, or

                  (b) a "national" of any "designated enemy country" as
            such terms are defined in Executive Order No. 9095, as amended, of the President of the United States of America.

            (III) HOLDING COMPANY STATUS. The Company is not a "holding company" or an "affiliate" of a "holding company," or a "subsidiary company" of a "holding company," or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

      7O. MARGIN REGULATIONS. The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock as defined in Regulation G of the Board of Governors of the Federal Reserve System. 11 C.F.R., Chapter 11, as amended. The Company does not own any margin stock and will not use the proceeds from the sale of Notes to acquire any margin stock.

      7P. OFFERING OF NOTES. Neither the Company nor any agent acting on its behalf has ever, directly or indirectly, offered the Notes or any similar Security of the Company for sale to, or solicited any offers to buy the Notes or any similar Security of the Company from, or otherwise approached or negotiated with respect hereto with, any Person other than institutional investors.

      7Q. OTHER BUSINESS. The Company has not engaged in any business transaction unrelated to this Agreement, the Notes and the other Financing Documents to which it is a party.

      8.    REPRESENTATIONS OF THE PURCHASER.

      8A. PURCHASE FOR INVESTMENT. Each Purchaser represents as of the Closing Date, and in making the sale of Notes to each such Purchaser it is specifically understood and agreed, that such Purchaser is not acquiring the Notes to be purchased by it under this Agreement with a present intention to sell or a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act, provided that the disposition of each Purchasers Property shall at all times be and remain within its control.

      8B.   ERISA.  Each Purchaser represents as of the Closing Date:

            (i) if it is acquiring the Notes for its own account with funds from or attributable to its general account, and in reliance upon the Company's representations set forth in paragraph 7L and the representations of the Guarantor set forth in Section 4.10 of the Rite Aid Guaranty, that the amount of the reserves and liabilities for the general account contracts (as defined by the annual statement for life insurance companies as in effect on the date hereof and approved by the National Association of Insurance Commissioners (the "NAIC ANNUAL STATEMENT")) held by or on behalf of any Pension Plan together with the amount of the reserves and liabilities for the general account contracts held by or on behalf of any other Pension Plans maintained by the same employer (or affiliate thereof, as such term is defined in section V of Department of Labor Prohibited Transaction Exemption 95-60 (60 FR 35925, July 12, 1995)) or by the same employee organization (as defined in ERISA) in the general account do not exceed ten percent (10%) of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with the state of domicile of the insurance company; for purposes of the percentage limitation in this clause (i), the amount of reserves and liabilities for the general account contracts held by or on behalf of a Pension Plan shall be determined before reduction for credits on account of any reinsurance ceded on a coinsurance basis; or

            (ii) if any part of the funds being used by it to purchase the Notes shall come from assets of an employee benefit plan (as defined in section 3 of ERISA) or a plan (as defined in section 4975(e)(1) of the IRC):

                  (a) if such funds are attributable to a "separate
            account" (as defined in sedion 3 of ERISA), then

                        (1) all requirements for an exemption under
                  Department of Labor Prohibited Transaction Exemption 90-1 (issued January 29, 1990) are met with respect to the use of such funds to purchase the Notes, or

                        (2) the employee benefit plans with an interest in
                  such separate account have been identified in a writing delivered by such Purchaser to the Company;

                  (b) if such funds are attributable to a "separate
            account" (as defined in section 3 of ERISA) that is maintained solely in connection with fixed contracted obligations of an insurance company, any amounts payable, or credited, to any employee benefit plan having an interest in such account and to any participant or beneficiary of such plan (including an annuitant) are not affected in any manner by the investment performance of the separate account;

                  (c) if such funds are attributable to an "investment
            fund" managed by a "qualified plan asset manager" (as such terms are defined in Part V of Department of Labor Prohibited Transaction Exemption 84-14, issued March 13, 1984), all requirements for an exemption under such Exemption are met wfth respect to the use of such funds to purchase the Notes; or

                  (d) such employee benefit plan is excluded from the
            provisions of section 406 of ERISA by virtue of section 4(b) of ERISA.

      9. DEFINITIONS. The following terms shall have the meanings specified with respect thereto below:

      9A.   YIELD-MAINTENANCE TERMS.

            "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

            "CALLED PRINCIPAL" shall mean, with respect to any Note, the principal of such Note that is to be paid or prepaid pursuant to paragraph 4 hereof (any partial prepayment being applied in satisfaction of required payments of principal as provided in paragraph 4F) or is declared to be immediately due and payable pursuant to paragraph 0 hereof, as the context requires.

            "DISCOUNTED VALUE" shall mean, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with rftpect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on a semiannual basis) equal to the Reinvestment Yield With respect to such Called Principal.

            "REINVESTMENT YIELD" shall mean, with respect to the Called Principal of any Note, one half of one percent (.5%) per annum plus the yield to maturity implied by either,

                  (i) the yields reported, as of 10:00 A.M. (New York City
            time) on the Business Day next preceding the Settlement Date with respect to such Called Principal, on the display designated as "Page 678" on the Telerate Service (or such other display as may replace Page 678 on the Telerate Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable, then

                  (ii) the Treasury Constant Maturity Series yields
            reported, for the latest day for which such yields shall have been so reported as of the Business Day next preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield shall be determined, if necessary, by

                        (a) converting U.S. Treasury bill quotations to
                  bond-equivalent yields in accordance with accepted financial practice, and

                        (b) interpolating linearly between reported yields.

            "REMAINING AVERAGE LIFE" shall mean, with respect to the Called Principal of any Note as of the Settlement Date with respect to such Called Principal, the number of years (calculated to the nearest one-twelfth (1/12) year) obtained by dividing

                   (i)  such Called Principal into

                  (ii)  the sum of the products obtained by
                        multiplying

                        (a) each Remaining Scheduled Payment of such Called
                  Principal (but not of interest thereon) by

                        (b) the number of years (calculated to the nearest
                  one-twelfth (1/12) year) that will elapse between such Settlement Date and the scheduled due date of such Remaining Scheduled Payment.

            "REMAINING SCHEDULED PAYMENTS" shall mean, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due on or after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date.

            "SETTLEMENT DATE" shall mean, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4 hereof or is declared to be immediately due and payable pursuant to paragraph 6 hereof, as the context requires.

            "YIELD-MAINTENANCE AMOUNT" shall mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of

                  (i)   such Called Principal plus

                  (ii) interest accrued thereon as of (including interest
            due on) the Settlement Date with respect to such Called
            Principal.

      The Yield-Maintenance Amount shall in no event be less than zero.

      9B.   OTHER TERMS.

            "ACKNOWLEDGMENT, SUBORDINATION AND CONSENT AGREEMENT" has the meaning assigned to it in paragraph 3K of this Agreement.

            "AFFILIATE" means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company, RLC or the Guarantor, and shall include, without limitation, Subsidiaries of any such Person (including, without limitation, Rite Aid Florida and the Operating Subsidiaries). A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

            "AGREEMENT" has the meaning assigned to it in paragraph
      10C hereof.

            "BANKRUPTCY LAW" has the meaning assigned to it in clause (viii) of paragraph 0 of this Agreement.

            "BASIC RENT" has the meaning assigned to it in the Master Lease as in effect on the Closing Date.

            "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

            "CAPITALIZED LEASE OBLIGATION" means any rental obligation of any Person which, under generally accepted accounting prindiples, is or will be required to be capitalized on the books of such Person, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

            "CLOSING DATE" has the meaning assigned to it in paragraph 0 of this Agreement.

            "COLLATERAL" has the meaning assigned to it in the Security Agreement.

            "COMPANY" has the meaning assigned to it in the introductory sentence of this Agreement.

            "CONFIDENTIAL INFORMATION" has the meaning assigned to it in paragraph I OH of this agreement.

            "DEFAULT" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

            "ENVIRONMENTAL PROTECTION LAW" means any federal, state, county, regional or local law, statute, or regulation (including, without limitation, CERCLA, RCRA and SARA) enacted in connection with or relating to the protection or regulation of the environment, including, without limitation, those laws, statutes, and regulations regulating the disposal, removal, production, storing, refining, handling, transferring, processing, or transporting of Hazardous Substances, and any regulations, issued or promulgated in connection with such statutes by any Governmental Authority and any orders, decrees or judgments issued by any court of competent jurisdiction in connection with any of the foregoing.

      As used in this definition,

                  "CERCLA" means the Comprehensive Environmental Response,
            Compensation, and Liability Act of 1980, as amended from time to time (by SARA or otherwise), and all rules and regulations promulgated in connection therewith;

                  "Hazardous Substances" has the mearfing assigned
            to such term in 42 U.S.C. section 9601(14), as amended from time to time.

                  "RCRA" means the Resource Conservabon and Recovery
            Act of 1976, as amended, and any rules and regulations issued in connection therewith: and

                  "SARA" means the Superfund Amendments and Reauthorization
            Act of 1986, as amended from time to time, and all rules and regulations promulgated in connection therewith.

                  "ERISA" means the Employee Retirement Income Security
            Act of 1974, as amended.

                  "ERISA AFFILIATE" means any corporation or trade or
            business that

                  (i) is a member of the same controlled group of
            corporations (within the meaning of section 414(b) of the IRC) as the Company or

                  (ii) is under common control (within the meaning of
            section 414(c) of the IRC) with the Company.

            "EVENT OF DEFAULT" means any of the events specified in paragraph 0 of this Agreement, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

            "FINANCING DOCUMENT" means

                  (i)   the Notes,

                  (ii)  this Agreement,

                  (iii) the Rite Aid Guaranty,

                  (iv)  the Put Agreement,

                  (v)   the Master Lease,

                  (vi)  Rent Purchase Agreement (No. 2),

                 (vii)  the Security Agreement, and

                 (viii) the Acknowledgment, Subordination and
                        Consent Agreement.

            "FIRST AMENDMENT" has the meaning assigned to it in paragraph 3H of this Agreement.

            "GOVERNMENTAL AUTHORITY" means

                  (i)   the government of the United States of
            America or any State or other political subdivision thereof, or

                  (ii) any entity exercising executive, legislative,
            judicial, regulatory or administrative functions of, or pertaining to, any such government.

            "GUARANTOR" means Rite Aid Corporation, a Delaware corporation.

            "INSTITUTIONAL INVESTOR" means any "accredited investor" as defined in section (a)(1) through section (a)(3), inclusive, of Rule 501 to the Securities Act, as in effect on the date hereof.

            "INVESTMENT GRADE" has the meaning assigned to it in paragraph 4B of this Agreement.

            "IRC" means the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations promulgated thereunder.

            "LIEN" means any mortgage, pledge, security interest encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing, any condiflonal sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction).

            "MASTER LEASE" has the meaning assigned to it in paragraph 3H of this Agreement.

            "MATERIAL ADVERSE EFFECT" means a material adverse!
      effect on

                  (i)    the business, profits, Properties or
            condition (financial or otherwise) of the Company, or

                  (ii) the ability of the Company to perform its respective
            obligations under any Financing Document to which it is a party.

            "MOODY'S" has the meaning assigned to it in paragraph 4B of this Agreement.

            "MULTIEMPLOYER PLAN" means any "multiemployer plan" (as such term is defined in ERISA) in respect of which the Company or any ERISA Affiliate is an "employee" (as such term is defined in ERISA),

            "NAIC ANNUAL STATEMENT" has the meaning assigned to it in paragraph 8B of this Agreement.

            "NOTEHOLDER" means any holder, from time to time, of the Notes.

            "NOTES" has the meaning assigned to such term in paragraph 0 of this Agreement.

            "OPERATING SUBSIDIARY" means each operating subsidiary of the Guarantor that has entered into subleases with Rite Aid Florida pursuant to a sublease under the Master Lease.

            "PENSION PLAN" means any "employee pension benefit plan" (as such term is defined in ERISA) maintained by the Company or any ERISA Affiliate for employees of the Company or such ERISA Affiliate, excluding any Multiemployer Plan, but including, without limitation, any Multiple Employer Pension Plan.

            As used in this definition,

                  "Multiple Employer Pension Ran" means any employee
            benefit plan within the meaning of section 3(3) of ERISA (other than a Multiemployer Plan), subject to Title IV of ERISA. to which the Company or any ERISA Affiliate, and an employer (as such term is defined in section 3 of ERISA) other than an ERISA Affiliate or the Company, contribute.

            "PERSON" means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

            "PROPERTY" means any interest in any kind af property or asset, whether real, personal or mixed, and whether tangible or intangible.

                  "PURCHASERS" has the meaning assigned to it in the introductory sentence of this Agreement.

            "PUT AGREEMENT" has the meaning assigned to it in paragraph 3G of this Agreement.

            "RATING AGENCY" has the meaning assigned to it in paragraph 4B of this Agreement.

            "REDEMPTION DATE" has the meaning assigned to it in paragraph 4B of this Agreement.

            "REDEMPTION NOTICE" has the meaning assigned to it in paragraph 4B of this Agreement.

            "REDEMPTION PRICE" has the meaning assigned to it in paragraph 4B of this Agreement.

            "RELATED RIGHTS" means the fight, title, interest, benefits, powers, pdvileges and remedies conveyed to the Company pursuant to
      Section 2.6 of Rent Purchase Agreement (No. 2).

            "RENT PURCHASE AGREEMENT (NO. 2)" has the meaning assigned to it in paragraph 31 of this Agreement.

            "RENTAL PAYMENTS" has the meaning assigned to it in Rent Purchase Agreement (No.
      2).

            "REQUIRED HOLDERS" means the holder or holders of at least sixty-six and two-thirds percent (660%) of the aggregate principal amount of the Notes from time to time outstanding, exclusive of Notes which, notwithstanding paragraph 4G, may be owned by the Company or any Affiliate.

            "RESTORATION DATE" has the meaning assigned to it in paragraph 4B of this Agreement.

            "RITE AID FLORIDA" means Rite Aid of Florida, Inc., a
      Florida corporation.

            "RITE AID GUARANTY" has the meaning assigned to it in paragraph 3F of this Agreement.

            "RLC" means Realty Leasing Consultants, Inc., a Delaware corporation.

            "RLC NOTES" means those certain promissory notes issued by RLC to the Operating Subsidiaries in payment of RLC's purchase of various improvements located in approximately two thousand one hundred (2,100) retallstores operated by the Operating Subsidiaries.

            "SECURITIES ACT" means the Securities Act of 1933, as amended.

            "SECURITY" means "security" as defined in section 2(1) of the Securities Act.

            "SECURITY AGENT" means The Prudential Insurance Company of America in its capacity as Security Agent under the Security Agreement or its successor in such capacity.

            "SECURITY AGREEMENT" has the meaning assigned to it in paragraph 3J of this Agreement.

            "SENIOR OBLIGATIONS" has the meaning assigned to it in paragraph 4B of this Agreement.

            "SIGNIFICANT SUBSIDIARY" means, at any time, any Subsidiary of the Guarantor or any group of Subsidiaries of the Guarantor having corisolidated assets, individually or in the aggregate, equal to or greater than eight percent (8%) of the consolidated assets of the Guarantor, its consolidated Subsidiaries and Rite Aid Florida.

            "S&P" has the meaning assigned to it in paragraph 4B of this Agreement.

            "STIPULATED LOSS VALUE" has the meaning assigned to it in the Master Lease as in effect on the Closing Date.

            "SUBSIDIARY" means, with respect to any Person, any corporation at least a majority of the total combined voting power of all classes of Voting Stock of which shall, at the time as of which any determination is being made, be owned by such Person either directly or through Subsidiaries.

      As used in this definition.

                  "Voting Stock" means, with respect to any corporation,
            any shares of stock of such corporation whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

            "SUBSTANTIAL PART" means, when used with respect to assets at any time, more than ten percent (10%) of consolidated assets of the Guarantor and its Subsidiaries at such time, and, when used with respect to consolidated net income in respect of any period, more than ten percent (10%) of consolidated net income of the Guarantor and its Subsidiaries for such period.

            "TRANSFEREE" means any direct or indirect transferee of all or any part of any Note purchased by any Purchaser under this Agreement.

            "TRIGGER DATE" has the meaning assigned to it in paragraph 48 of this Agreement.

            "UNIFORM COMMERCIAL CODE" means the Uniform Commercial Code as in effect in the State of New York,

      10.   MISCELLANEOUS.

      10A. NOTE PAYMENTS. The Company agrees that, so long as any Purchaser shall hold any Note, it will make payments of principal thereof and Yield Maintenance Amount if any, and accrued interest thereon, that comply with the terms hereof, by, wire transfer of immediately available funds for credit to such Purchasers account or accounts as specified in the Purchasers' Schedule attached hereto, or such other account or accounts in the United States as such Purchaser may designate in writing, notwithstanding any contrary provision herein or in any Note with respect to the place of payment. Each Purchaser agrees that, before disposing of any Note, it will make a notation thereon (or on a schedule attached hereto) of all principal payments previously made thereon and of the date to which interest thereon has been paid. The Company agrees to afford the benefits of this paragraph 10A to any Transferee. The Company shall be entitled to rely upon any affidavit, certificate, letter, notice, telegram, facsimile transmission or other document believed by it to be genuine, and to be protected and saved harmless in all payments required to be made hereunder, if made in good fafth and without actual notice or knowledge of the changed conditions or status of any Person or entity who or which has previously been receiving such payments.

      10B.  EXPENSES.

            (i) At any time when the Noteholders and either one or both of the Company and the Guarantor are conducting restructuring or workout negotiations in respect hereof, or a Default or Event of Default exists, the Company shall pay when billed the costs and expenses Cincluding attorneys! fees and the fees of professional advisors) incurred by the Noteholders in connection with the assessment, analysis or enforcement of any rights or remedies that are or may be available to the Noteholders,

            (ii) If the Company shall fail to pay when due gny principal of, or YieldMaintenance Amount or interest on, any Note, the Company shall pay to each Noteholder, to the extent permitted by law, such amounts as shall be sufficient to cover the costs and expenses, including but not limited to attorneys' fees, incurred by such Noteholder in collecting any sum due on such Notes.

The obligations of the Company under this paragraph 10B shall survive the transfer of any Note or portion thereof or interest therein by any Purchaser or any Transferee and the payment of any Note.

      10C. CONSENT TO AMENDMENTS. This Agreement and the Notes may be amended, and the Company may take any action prohibited herein or in the Notes, or omit to perform any act required herein or therein to be performed by it, if the Company shall obtain the written consent to such amendment, action or omission to act, of the Required Holders and the Guarantor except that, without the written consent of all Noteholders, no amendment or waiver hereof shall (i) change the maturity of any Note, (ii) change the principal of, or the rate or time of payment of interest or any Yield-Maintenance Amount payable With respect to, any Note, (iii) affect the time, amount or allocation of any required prepayments, (iv) reduce the proportion of the principal amount of the Notes required with respect to any consent, or (v) waive or amend either of paragraph 6(i) or paragraph 6(ii) hereof. Each Noteholder shall be bound by any consent authorized by this paragraph 10C, whether or not such Note shall have been marked to indicate such consent, but any Notes issued thereafter may bear a notation referring to any such consent. No course of dealing between the Company and any Noteholder nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any, rights of any Noteholder. As used herein and in the Notes, the term "THIS AGREEMENT" and references hereto mean this Agreement as it may from time to time be amended or supplemented. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any Noteholder as consideration for or as an inducement to the entering into by any Noteholder of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to the holders of all Notes then outstanding.

      10D.  FORM, REGISTRATION, TRANSFER AND EXCHANGE OF NOTES; LOST
            NOTES.

            (I) FORM, REGISTRATION, TRANSFER AND EXCHANGE OF Notes. The Notes are issuable as registered notes without coupons in denominations of at least One Hundred Thousand Dollars ($100,000), except as may be necessary to reflect any principal amount not evenly divisible by One Hundred Thousand Dollars ($100,000). The Company shall keep at its principal office a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at the principal office of the Company, the Company shall, at its expense, execute and deliver one or more new Notes of like tenor and of a like aggregate principal amount registered in the name of such transferee or transferees. At the option of any Noteholder, Notes may be exchanged for other Notes of like tenor and of any authorized denominations, of a like aggregate principal amount, upon surrender of the Note to be exchanged at the principal office of the Company. Whenever any Notes are so surrendered for exchange, the Company shall, at its expense, execute and deliver the Notes that the Noteholder making the exchange is entitled to receive. Every Note surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer duly executed, by such Noteholder or such Noteholder's attorney duly authorized in writing. Any Note or Notes issued in exchange for any Note or upon transfer thereof shall carry the rights to unpaid interest and interest to accrue that were carried by the Note so exchanged or transferred, so that neither gain nor loss of interest shall result from any such transfer or exchange.

            (II) LOST NOTES. Upon receipt of written notice from any Noteholder of the loss, theft, destruction or mutilation of such Note and, in the case of any such loss, theft or destruction, upon receipt of such Noteholders indemnity agreement (which, in the case of an Institutional Investor, shall be unsecured), or in the case of any such mutilation upon surrender and cancellation of such Note, the Company will make and deliver a new Note, of like tenor, in lieu of the lost, stolen, destroyed or mutilated Note.

      10E. PERSONS DEEMED OWNERS; PARTICIPATIONS. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name any Note is registered as the owner and holder of such Note for the purpose of receiving payment of principal of and Yield-Maintenance Amount, if any, and interest on such Note! and for all other purposes whatsoever, whether or not such Note shall be overdue, and the Company shall not be affected by notice to the contrary. Subject to the preceding sentence, any Noteholder may from time to time grant participations in all or any part of such Note held by it to any Person on such terms and conditions as may be determined by such Noteholder in its sole and absolute discretion.

      10F. SURVIVAL OF REPRESENTATIONS AND WARRANTIES, ENTIRE AGREEMENT. All representations and Warranties contained herein or made in writing by or on behalf of the Company in connection herewith shall survive the execution and delivery of this Agreement and the Notes, the transfer by any Purchaser of any Note or portion theTeof or interest therein and the payment of any Note, and may be relied upon by any Transferee, regardless of any investigation made at any time by or on behalf of any Purchaser or any Transferee. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof.

      10G. SUCCESSORS AND ASSIGNS. All covenants and other agreements herein contained by or on behalf of either of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto (including, without limitation, any Transferee) whether so expressed or not. Upon its acquisition of any Note, each Transferee shall be deemed to have made the representations set forth in paragraph 8B or shall be deemed to have represented that its acquisition and holding of such Notes will not constitute a "prohibited transaction" (as such term is defined in section 406 of ERISA).

      10H. DISCLOSURE TO OTHER PERSONS. For purposes of this paragraph 10H. "CONFIDENTIAL INFORMATION" means information delivered to each Purchaser or other Noteholder, if any, by or on behalf of the Company, the Guarantor or any Subsidiary of the Guarantor in connection with the transactions contemplated by or otherwise pursuant to this Agreement or any other Financing Document that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when reoeived by any such Purchaser or other Noteholder as being confidential information of the Company, the Guarantor or such Subsidiary of the Guarantor, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser or other Noteholder prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or other Noteholder or any Person acting on behalf of such Purchaser or other Noteholder. (c) otherwise becomes known to such Purchaser or other Noteholder other than through disclosure by the Company, the Guarantor or any Subsidiary of the Guarantor or (d) constitutes financial statements delivered to the Noteholders under Section
5.1 of the Rite Aid Guaranty that are otherwise publicly available. Each Noteholder will use its best efforts to maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Noteholder in good faith to protect confidential information of third parties delivered to such Noteholder. The Company acknowledges that any Noteholder may deliver copies of any such Confidential Information delivered to such Noteholder, and disclose any other information disclosed to such Noteholder, in connection herewith or any other Financing Document to

            (i) such Noteholder's directors, officers, employees, agents and professional consultants,

            (ii)  any other Noteholder,

            (iii) any Person to which such Noteholder offers to sell any Note held by it or any part thereof,

            (iv) any Person to which such Noteholder sells or offers to sell a participation in all or any part of any Note held by it,

            (v) any federal or state regulatory authority having jurisdiction over such Noteholder,

            (vi)  the National Association of Insurance
      Commissioners or any similar organization. or

            (vii) any other Person to which such delivery or disclosure may be necessary or appropriate

                  (a) in compliance with any law, rule, regulation or order applicable to such Noteholder,

                  (b) in response to any subpoena or other legal process,

                  (c) in connection wfth any litigation to which such
            Noteholder is a party, or

                  (d) in connection Wth the enforcement or protection of
            such Noteholder's rights and remedies under the Notes, this Agreement or any other Financing Document;

provided, however, any such Noteholder shall, to the extent not prohibited by law, give the Company written notice of the disclosure of such information pursuant to this clause (vii) and the identity of such Person receiving it.

      10I. NOTICES. All written communications provided for under this Agreement shall be sent by registered or certified mail with return receipt requested or nationwide overnight delivery service (with charges prepaid) and

            (i) if to any Purchaser, addressed to such Purchaser at the address specified for such communications in the Purchasers' Schedule attached hereto as Annex 1, or at such other address as any Purchaser shall havespecified to the Company in writing,

            (ii) if to any other Noteholder, addressed to such other Noteholder at such address as such other Noteholder shall have specified to the Company in writing or, if any such other Noteholder shall not have so specified an address to the Company, then addressed to such other Noteholder in care of the last holder of such Note that shall have so specified an address to the Company, and

            (iii) if to the Company, addressed to it at 54 Sasco Hill Road, Fairfield, Connecticut, Attention: John Costello, or at such other address as the Company shall have specified to each Noteholder in writing; provided that any, such communication to the Company may also, at the option of any Noteholder, be delivered by any other means either to the Company at its address specified above or to any executive officer of the Company.

      10J. DESCRIPTIVE HEADINGS, ETC. The descriptive headings of the several paragraphs hereof are inserted for convenience only and do not constitute a part hereof. The words "herein," "hereof," "hereunder" and "hereto" refer to this Agreement as a whole and not to any particular section or other subdivision.

      10K. SATISFACTION REQUIREMENT. If any agreement, certificate or other writing, or any action taken or to be taken, is by the terms hereof required to be satisfactory to each Purchaser, the Purchasers or to the Required Holders, the determination of such satisfaction shall be made by each such Purchaser, the Purchasers or the Required Holders, as the case may be, in the sole and exclusive judgment (exercised in good faith) of the Person or Persons makinp such determination.

      10L.  SEVERALTY OF OBLIGATIONS.

      The sales of the Notes to the Purchasers are to be several sales, and the obligations of the Purchasers under this Agreement are several obligations. No failure by any Purchaser to perform its obligations under this Agreement shall relieve any other Purchaser or the Company of any, of its obligations hereunder, and no Purchaser shall be responsible for the representations or obligations of, or any action taken or ornitted by, any other such Person hereunder.

      10M.  BINDING AGREEMENT.

      When this Agreement is executed and delivered by the Company and each of the Purchasers, it shall become a binding agreement among the Company and each of the Purchasers.

      10N. GOVERNING LAW. THIS AGREEMENT SHALL HE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE INTERNAL LAW OF THE STATE OF NEW YORK.

      10O. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof hereof to produce or account for more than one such counterpart.

[REMAINDER OF PAGE INTENTIONALLY BLANK.  NEXT PAGE IS SIGNATURE PAGE.]



      If each Purchaser is in agreement with the foregoing, please sign the form of acceptance ori the enclosed counterpart of this letter and return the same to the Company, whereupon this letter shall become a binding agreement among the Purchasers and the Company.

                              Very truly yours,

                                FINCO, INC.



                              By:______________________________________
                                 Name:
                                 Title:


The foregoing Agreement is
hereby accepted as of the
date first above written.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA



By ____________________________
   Name:
   Title:


PRUCO LIFE INSURANCE COMPANY



By _____________________________
   Name:
   Title: